As filed with the Securities and Exchange Commission on January 29, 2002
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

RATIONAL SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	54-1217099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

18880 Homestead Road
Cupertino, California   95014
(408) 863-9900

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rational Software Corporation 1998 Employee Stock Purchase Plan
 (Full titles of Plan)

TIMOTHY A. BRENNAN
CHIEF FINANCIAL OFFICER AND SECRETARY
RATIONAL SOFTWARE
CORPORATION
18880 HOMESTEAD ROAD
CUPERTINO, CALIFORNIA   95014
(408) 863-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KATHARINE A. MARTIN, ESQ.
WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value, reserved for future grant under the Rational Software Corporation 1998 Employee Stock Purchase Plan	795,924	$19.06	$15,170,311.44	$1,395.66

(1) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The calculation is based upon eighty-five percent of the average of the high and low sales price as reported on the Nasdaq National Market on January 23, 2002.

PART II

Information Required In the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Rational Software Corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  The Registrant's Annual Report on Form 10-K for the year ended March 31, 2001 as filed with the Commission;
  (i) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 as filed with the Commission;

  (ii) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 as filed with the Commission;

  (iii) The Registrant's Current Report on Form 8-K dated April 5, 2001 as filed with the Commission; and

  The description of the Registrant's common stock contained in the Registration Statement on Form 8-A dated May 25, 1984, as amended on May 25, 1995, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies of supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant's certificate of incorporation, as amended, provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

  for any breach of their duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

  for any transaction from which the director derived an improper personal benefit.

The Registrant's certificate of incorporation, as amended, further provides that to the fullest extent permitted by law, the Registrant may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

The Registrant's bylaws, as amended, provide that its directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in its certificate of incorporation, as amended, and bylaws, as amended. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant, or any other company or enterprise to which the person provides services at the Registrant's request.

Item 7. Exemption from Registration Claims.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1(1)	The 1998 Employee Stock Purchase Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (see page II-4).
____________________

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-8 as filed with the Commission on January 22, 1999 (File No. 333-70989).

Item 9. Undertakings.

  The undersigned Registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on January 29, 2002.

RATIONAL SOFTWARE CORPORATION

By:	/s/ Timothy A. Brennan

Timothy A. Brennan
Senior Vice President, Chief Financial Officer, and Secretary

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. Bogan and Timothy A. Brennan and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective statements), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: January 29, 2002      /s/  Paul D. Levy
                        --------------------------------------------
                        Paul D. Levy, Founder and Chairman of the Board
                        (Principal Executive Officer)

Date: January 29, 2002     /s/ Michael T. Devlin
                        --------------------------------------------
                        Michael T. Devlin, Founder, Chief Executive
                        Officer and Director

Date: January 29, 2002      /s/ Thomas F. Bogan
                        --------------------------------------------
                        Thomas F. Bogan, President, and Chief Operating
                        Officer

Date: January 29, 2002       /s/ Timothy A. Brennan
                        --------------------------------------------
                        Timothy A. Brennan, Senior Vice President,
                        Chief Financial Officer, and Secretary
                        (Principal Financial Officer
                        & Principal Accounting Officer)

Date: January 29, 2002     /s/ Leslie G. Denend
                        --------------------------------------------
                        Leslie G. Denend, Director

Date: January 29, 2002      /s/ John E. Montague
                        --------------------------------------------
                        John E. Montague, Director

Date: January 29, 2002      /s/ Allison R. Schleicher
                        --------------------------------------------
                        Allison R. Schleicher, Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	The 1998 Employee Stock Purchase Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (see page II-4).
____________________

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-8 as filed with the Commission on January 22, 1999 (File No. 333-70989).